SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                       GREENMAN TECHNOLOGIES, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------
      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

                           GREENMAN TECHNOLOGIES, INC.
                           7 Kimball Lane, Building A
                         Lynnfield, Massachusetts 01940
                                 (781) 224-2411

                   NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL
                             MEETING OF STOCKHOLDERS

                            To Be Held March 29, 2001



TO THE STOCKHOLDERS:

      A Special Meeting in Lieu of Annual Meeting of Stockholders (the "Meeting") of GreenMan Technologies, Inc., ("GreenMan" or the "Company") a Delaware corporation, will be held on Thursday, March 29, 2001, at 10:00 a.m., at the Plantation Lodge, 385 Macon Street, Jackson, Georgia, 30233, for the following purposes:

      1.    To elect five members of the Board of Directors.

      2. To approve an amendment to GreenMan's Certificate of Incorporation to change the name of GreenMan to Resource Management Corporation.

      3 To consider and act upon a proposal to increase the number of shares of Common Stock authorized under the 1993 Stock Option Plan to 3,000,000 shares.

      4. To consider and act upon a proposal to ratify the selection of the firm of Wolf & Company, P.C. as independent auditors for the fiscal year ending September 30, 2001.

      5. To transact such other business as may properly come before the meeting and any adjournments thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on January 31, 2001 are entitled to notice of and to vote at the Meeting.

      All stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person even if he or she has returned a proxy.

                                             By Order of the Board of Directors

                                             ROBERT H. DAVIS
                                             Chief Executive Officer
February 26, 2001

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

                           GREENMAN TECHNOLOGIES, INC.
                           7 Kimball Lane, Building A
                         Lynnfield, Massachusetts 01940
                                 (781) 224-2411

                                 PROXY STATEMENT
                                                               February 26, 2001

      Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of GreenMan Technologies, Inc. (the "Board of Directors") at GreenMan's expense for use at the Special Meeting in Lieu of Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, March 29, 2001 at the Plantation Lodge, 385 Macon Street, Jackson, Georgia, 30233.

      Only stockholders of record as of January 31, 2001 will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 13,348,231 shares of common stock, $.01 par value, (the "Common Stock") of GreenMan were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy.

      Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by notice to the Secretary of GreenMan at any time before it is exercised.

      The persons named as attorneys in the proxies are directors and officers of GreenMan. All properly executed proxies returned in time to be counted at the Meeting will be voted and, with respect to the election of the Board of Directors, will be voted as stated below under "Election of Directors." Any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name on the space provided on the proxy. In addition to the election of Directors, the stockholders will consider and vote upon proposals: (i) approve an amendment to GreenMan's Certificate of Incorporation to change the name of the GreenMan to Resource Management Corporation (ii) increase the number of shares of Common Stock authorized under the 1993 Stock Option Plan to 3,000,000 and (iii) to ratify the selection of Wolf & Company, P.C. as auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is made.

      The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. The affirmative vote of a majority of the holders of a majority of the Common Stock issued and outstanding is required for approval of the proposed amendment to GreenMan's Certificate of Incorporation. All other matters being submitted to stockholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting. An automated system administered by GreenMan's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter.

      The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by GreenMan will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

           GreenMan's Annual Report, containing financial statements for fiscal year ended September 30, 2000, is being mailed contemporaneously with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about the date above.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth certain information regarding beneficial ownership of the Common Stock as of January 31, 2001;

o by each person who is known by GreenMan to own beneficially 5% or more of the outstanding shares of Common Stock;

o by each director and officer of GreenMan (including any "group" as used in Section 13(d)(3) of the Securities Exchange Act of 1934); and

o     by all directors and officers of GreenMan as a group.

           Unless otherwise indicated below, to the knowledge of GreenMan, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. As of January 31, 2001, 13,348,231 shares of Common Stock were issued and outstanding.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
   AND DIRECTOR NOMINEES

                                                         Number of Shares         Percentage
Name (1)                                                 Beneficially Owned (2)   Of Class
--------                                                 ----------------------   --------
Dr. Allen Kahn  (3)..................................            1,983,341         14.72%
Maurice E. Needham (4)...............................            1,411,551         10.22%
Robert H. Davis (5)..................................              716,325          5.23%
Charles E. Coppa (6).................................              422,352          3.14%
Lew F. Boyd (7)......................................              297,338          2.21%
Mark T. Maust (8)....................................              199,716          1.48%
Jagruti Oza (9)......................................              109,988             *

All officers and directors as a group (7 persons) ...            5,140,611         35.09%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                         Number of Shares         Percentage of
                                                         Beneficially Owned       Class
                                                         ------------------       -----
Richard A. Ledet (10)................................            1,006,000          7.54%
United Waste Service Inc. (11).......................              320,000           100%

----------
* Less than 1% of the outstanding Common Stock.

(1) Each person's address is care of GreenMan Technologies, Inc., 7 Kimball Lane, Building A, Lynnfield, MA 01940.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Includes 129,000 shares of Common Stock issuable pursuant to immediately exercisable stock options and warrants.

(4) Includes 460,300 shares of Common Stock issuable pursuant to immediately exercisable stock options. Also includes 55,556 shares of Common Stock owned by Mr. Needham's wife.

(5) Includes 347,000 shares of Common Stock issuable pursuant to immediately exercisable stock options.

(6) Includes 120,000 shares of Common Stock issuable pursuant to immediately exercisable stock options.

(7) Includes 110,000 shares of Common Stock issuable pursuant to immediately exercisable options.

(8) Includes 101,000 shares of Common Stock issuable pursuant to immediately exercisable stock options.

(9) Includes 34,800 shares of Common Stock issuable pursuant to immediately exercisable stock options.

(10)  Mr. Ledet's address is 2960 NE Broadway, Des Moines, IA 50317.

(11) Represents shares of Class B Convertible Preferred Stock that are convertible into shares of Common Stock any time commencing February 3, 2002. The conversion price of the Class B Convertible Preferred Stock in effect at any time shall be determined by dividing the Issuance Price by the Average Closing Bid Price. The terms are defined in the Asset Purchase Agreement between United Waste Service, Inc. and GreenMan which was filed in GreenMan's Form 8-K on October 5, 1998 and subsequently amended in September 2000. United Waste Service, Inc.'s address is c/o Republic Services, Inc., 110 S.E. 6th Street, Suite 2800, Ft. Lauderdale, FL 33301.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

           GreenMan's By-Laws currently provide that the Board of Directors shall consist of no less than five members who shall be elected at the annual meeting of stockholders of GreenMan. Pursuant to Proposal No. 1, the five nominees listed below will be nominated to serve until the next Annual Meeting of Stockholders and until their successors are elected. Officers are elected by and serve at the discretion of the Board of Directors, subject to their employment contracts.

           Shares represented by all proxies received by the Board of Directors and not so marked to withhold authority to vote for any individual nominee will be voted (unless one or more nominees are unable or unwilling to serve) FOR the election of nominees. The Board of Directors knows of no reason why any such nominees should be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person or for fixing the number of directors at a lesser number.

The following information is set forth with respect to each nominee for election as a director.

Nominee's Name                 Position(s) Held            Year Term Will Expire
--------------                 ----------------            ---------------------

Maurice E. Needham.........    Chairman of the Board       2002

Robert H. Davis............    Chief Executive Officer,    2002
                               President and Director

Lew F. Boyd................    Director                    2002

Jagruti Oza................    Director                    2002


Allen Kahn, M.D............    Director                    2002

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth all of the candidates for election of directors at the Meeting, and the executive officers of GreenMan, their ages, and the positions currently held by each such person with GreenMan.

      Name                                Age               Position
      ----                                ---               --------
      Maurice E. Needham (1).........     60      Chairman of the Board of Directors

      Robert H. Davis ...............     58      Chief Executive Officer; President; Director

      Charles E. Coppa ..............     37      Chief Financial Officer; Treasurer; Secretary

      Mark Maust ....................     42      Vice President of Operations

      Lew F. Boyd (1) (2) ...........     55      Director

      Jagruti Oza (2) ...............     40      Director

      Allen Kahn, M.D................     79      Director

----------
(1)   Member of the Compensation Committee
(2)   Member of Audit Committee

      MAURICE E. NEEDHAM has been Chairman since June 1993. From June 1993 to July 21, 1997, Mr. Needham also served as Chief Executive Officer. He also serves as a Director of Comtel Holdings, an electronics contract manufacturer since April 1999. He previously served as Chairman of Dynaco Corporation, a manufacturer of electronic components which he founded in 1987. Prior to 1987, Mr. Needham spent 17 years at Hadco Corporation, a manufacturer of electronic components, where he served as President, Chief Operating Officer and Director.

      ROBERT H. DAVIS has been Chief Executive Officer and a Director since July 1997. Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc. of Houston, Texas ("BFI") since 1990. As an early leader of BFI's recycling division, Mr. Davis grew that operation from startup to $650 million per year in profitable revenues. A 30-year veteran of the recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper, and SCS Engineers, Inc.

      CHARLES E. COPPA has served as Chief Financial Officer, Treasurer and Secretary since March 1998. From October 1995 to March 1998, he served as Corporate Controller. Mr. Coppa was Chief Financial Officer and Treasurer of Food Integrated Technologies of Brookline, MA, a publicly-traded development stage company from July 1994 to October 1995. Prior to that, Mr. Coppa served as Corporate Controller for Boston Pacific Medical, a manufacturer and distributor of disposable medical products and Corporate Controller for Avatar Technologies, a computer networking company.

      MARK T. MAUST has been Vice President of Operations since July 2000 and Vice President of GreenMan Technologies of Minnesota, Inc. since July 1997. Prior to joining GreenMan, Mr. Maust served as Vice President for BFI Tire Recyclers of Minnesota, Inc. from July 1991 to June 1997. Mr. Maust was Vice President of Maust Tire Recycling from 1988 to 1991, when the business was sold to BFI and he joined BFI as a Vice President.

      LEW F. BOYD has been a Director since August 1994. Mr. Boyd is the founder and since 1985 has been the Chief Executive Officer of Coastal International, Inc., an international business development and executive search firm, specializing in the energy and environmental sectors. Previously, Mr. Boyd had been Vice President/ General Manager of the Renewable Energy Division of Butler Manufacturing Corporation and had served in academic administration at Harvard and Massachusetts Institute of Technology.

      JAGRUTI OZA has been a Director since March 1998. Ms. Oza is Vice President - Strategy and Acquisitions for VNU Marketing Information Services, a subsidiary of VNU, a $3 billion international publishing and marketing information service company. Previously, Ms. Oza was Vice President - Corporate Planning for Public Service Enterprise Group ("PSEG") from March 1995 to March 1998, a holding company with $6 billion in annual revenues whose businesses include electric and gas utility, international power development and retail energy services. From 1991 to 1995, Ms. Oza held various managerial positions at PSEG including Regional Manager - Fossil Generation, overseeing the operation of three power plants. Prior to joining PSEG, Ms. Oza was a management consultant with Bain and Company (from 1987 to 1990) providing strategic management services to multinational companies in the chemical, consumer products and retail service industries.

      ALLEN KAHN, M.D. operates a private medical practice in Chicago, Illinois, which he founded in 1953. Dr. Kahn has been actively involved as an investor in "concept companies" since 1960. From 1965 through 1995 Dr. Kahn served as a member of the Board of Directors of Nease Chemical Company (currently German Chemical Company), Hollymatic Corporation and Pay Fone Systems (currently Pay Chex, Inc.). Dr. Kahn currently serves as a director of InfraCorps, Inc., a technology-based construction firm focusing on the installation and rehabilitation of subsurface pipelines using trenchless technologies.

Board Meetings

      The Board of Directors met four times during the fiscal year ended September 30, 2000. None of the directors attended fewer than 75% of the meetings held during the periods. There were no actions taken by unanimous consent in lieu of a meeting during the fiscal year ended September 30, 2000.

Committees of the Board of Directors

      The Board of Directors has established an Audit Committee and a Compensation Committee.

1.    Audit Committee: The Audit Committee of the Board of Directors acts to:
      (i) acquire a complete understanding of the GreenMan's audit functions;
      (ii) review with management the finances, financial condition and interim financial statements of GreenMan; (iii) review with the independent accountants the year-end financial statements; and (iv) review implementation with the independent accountants and management any action recommended by the independent accountants. The Audit Committee met three times during the fiscal year ended September 30, 2000.

      The Audit Committee adopted a written charter governing its actions on June 1, 2000. The Charter of the Audit Committee appears in full attached as Exhibit 1 to this Proxy Statement. The two members of the Audit Committee are "independent" within the definition of that term as provided by Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers.

      The Audit Committee hereby states that it:

      o has reviewed and discussed the audited financial statements with management;

      o has discussed with the GreenMan's independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

      o has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountants the independent accountant's independence; and

      o has recommended to the Board of Directors that the audited financial statements be included in the GreenMan's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000 for filing with the Commission.

            The Audit Committee of the Board of Directors of GreenMan Technologies Inc.:

                            Jagruti Oza and Lew Boyd

      2. Compensation Committee: The Compensation Committee of the Board of Directors sets the compensation of the Chief Executive Officer and reviews and approves the compensation arrangements for all other officers of GreenMan. The Compensation Committee, which consists of Mr. Needham and Mr. Boyd, met four times during the fiscal year ended September 30, 2000.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

      The following table summarizes the compensation paid or accrued for services rendered during the fiscal years ended September 30, 2000 and 1999, to the Chief Executive Officer, the Vice President of Operations and the Chief Financial Officer. GreenMan did not grant any restricted stock awards or stock appreciation rights or make any long-term plan payouts during the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                              Annual Compensation
                                                 --------------------------------------------
                                                                                              Long-Term
                                                                                              Compensation
                                                                         Other Annual         Securities Underlying    All  Other
Name and Principal Position       Fiscal Year     Salary      Bonus      Compensation (1)     Options (2)              Compensation
---------------------------       -----------     ------      -----      ----------------     -----------              ------------

Robert H. Davis ................   2000*         $230,000   $     --        $ 14,292             125,000                 $     --
Chief Executive Officer ........   1999           265,000         --          12,636             475,000                       --

Mark T. Maust ..................   2000**        $132,500   $ 53,333        $ 18,664             200,000                 $     --
Vice President .................   1999           112,500     50,000          18,091              10,000                       --

Charles E. Coppa ...............   2000***       $125,000   $     --        $  7,200             100,000                 $     --
Chief Financial Officer ........   1999           102,500         --           7,200             100,000                       --

* Based upon GreenMan's performance, Mr. Davis has chosen to defer payment of $46,000 of accrued compensation due him and invested an additional $49,000 (net of taxes) of compensation due him into unregistered Common Stock during the year ended September 30, 2000.

** Based upon GreenMan's performance, Mr. Maust has chosen to defer payment of $46,000 of accrued compensation due him and invested an additional $25,000 (net of taxes) of compensation due him into unregistered Common Stock.

*** Based upon GreenMan's performance, Mr. Coppa has chosen to defer payment of $29,000 of accrued compensation due him and invested an additional $29,000 (net of taxes) of compensation due him into unregistered Common Stock.

(1) Represents payments made to or on behalf of Messrs. Davis, Maust and Coppa for health insurance and auto allowances.

(2) The fiscal 2000 grants represent options granted in February 2000 for Mr. Davis, options granted in January 2000 to Mr. Maust and options granted in February 2000 for Mr. Coppa. The fiscal 1999 grants represent options granted in April 1999 and July 1999 for Mr. Davis, options granted in December 1998 to Mr. Maust and options granted in December 1998 and July 1999 for Mr. Coppa.

Options/SAR Grants Table

      The following table sets forth each grant of stock options made during the year ended September 30, 2000 held by the executives named in the Summary Compensation Table above.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                     % of Total
                   Number            of Options                 Market Price
                   Securities        Granted to     Exercise    On Date
                   Underlying        Employees in   Price       of Grant       Expiration
Name               Options Granted   Fiscal Year    Per Share   Per Share      Date
----               ---------------   -----------    ---------   ---------      ----

Robert H. Davis     125,000  (1)       16.7%          $  .50      $  .50         02/18/10
Mark T. Maust       200,000  (1)       26.7%          $  .49      $  .49         01/14/10
Charles E. Coppa    100,000  (1)       13.4%          $  .50      $  .50         02/18/10

----------
(1) Vests equally over a five year period.

      The following table sets forth information concerning the value of unexercised options as of September 30, 2000 held by the executives named in the Summary Compensation Table above.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION VALUES(1)

                                                                                   Value of Unexercised
                                      Number of Unexercised                        In-the-Money Options
                                Options at September 30, 2000 (1)                at September 30, 2000 (2)
                                ---------------------------------                -------------------------
Name                          Exercisable            Unexercisable              Exercisable     Unexercisable
----                          -----------            -------------              -----------     -------------
Robert H. Davis ........        247,000              768,000                    $    --         $      --
Mark T. Maust ..........         41,000              259,000                    $   240         $   2,960
Charles E. Coppa .......         72,000              258,000                    $   240         $     960

---------
(1) There were no options exercised by any of the executive officers named in the Summary Compensation Table during the fiscal year ended September 30, 2000. The options granted to the executive officers became exercisable commencing July 17, 1998 in the case of Mr. Davis, December 30, 1997 in the case of Mr. Maust and March 23, 1999 in the case of Mr. Coppa at an annual rate of 20% of the underlying shares of Common Stock. The options granted to Mr. Davis pursuant to his April 1999 employment agreement vest over a seven-year period.

(2) Assumes that the value of shares of Common Stock is equal to $.50 per share, which was the closing bid price as listed by OTC Bulletin Board on September 30, 2000.

Employment Agreements

      In July 1997, GreenMan entered into a five year employment agreement with Mr. Needham pursuant to which Mr. Needham will receive a salary of $90,000 per annum. Any increases or bonuses will be made at the discretion of the Board of Directors upon the recommendation of the Compensation Committee. The agreement provides for payment of six months' salary as a severance payment for termination without cause.

      In April 1999, GreenMan entered into a three year employment agreement with Mr. Davis pursuant to which Mr. Davis will receive a salary of $230,000 per annum with an additional $50,000 of deferred compensation in the first year. The agreement automatically renews for an additional three years upon each anniversary, unless notice of non-renewal is given by either party. Any increases will be made at the discretion of the Board of Directors upon the recommendation of the Compensation Committee. The agreement also provides for Mr. Davis to receive incentive compensation based on the following formula:

       Consolidated Net Income           Incentive         Cumulative
         Before Income Taxes         Compensation Rate      Maximum
         -------------------         -----------------      -------
         $0 - $1,000,000                    5%              $  50,000
     $1,000,001 - $2,000,000                7.5%              125,000
            $2,000,001+                     2.5%              125,000+

      The agreement provides for payment of twelve months' salary as a severance payment for termination without cause. Based upon GreenMan's performance, Mr. Davis has chosen to defer payment of $46,000 of accrued compensation due him at September 30, 2000 and invested an additional $49,000 (net of taxes) of compensation due him into unregistered GreenMan Common Stock during the year ended September 30, 2000.

      In June 1999, GreenMan entered into a two year employment agreement with Mr. Coppa pursuant to which Mr. Coppa will receive a salary of $120,000 per annum. The agreement automatically renews for an additional two years upon each anniversary, unless notice of non-renewal is given by either party. Any increases or bonuses will be made at the discretion of the Board of Directors upon the recommendation of the Compensation Committee. The agreement provides for payment of twelve months' salary as a severance payment for termination without cause. Based upon GreenMan's performance, Mr. Coppa has chosen to defer payment of $29,000 of accrued compensation due him at September 30, 2000 and invested an additional $29,000 (net of taxes) of compensation due him into unregistered GreenMan Common Stock.

Stock Option Plan

      GreenMan's 1993 Stock Option Plan (the "1993 Plan") , was established to provide incentive stock options to purchase shares of Common Stock to employees, officers, directors and consultants. In March 1999, GreenMan's stockholders approved an increase to the number of shares authorized under the 1993 Plan to 2,000,000 shares. On January 15, 2001, the Board of Directors approved an increase to the number of shares authorized under the 1993 Plan to 3,000,000, subject to shareholder approval.

      Options granted under the 1993 Plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified stock options. Incentive stock options may be granted under the 1993 Plan to employees, including officers and directors who are employees. Non-qualified options may be granted to employees, directors and consultants of GreenMan.

      The 1993 Plan is administered by the Board of Directors who has the authority to determine;

      o the persons to whom options will be granted;

      o the number of shares to be covered by each option;

      o whether the options granted are intended to be incentive stock options;

      o the manner of exercise; and

      o the time, manner and form of payment upon exercise of an option.

      Incentive stock options granted under the 1993 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or less than 110% of fair market value in the case of persons holding 10% or more of the voting stock of GreenMan). Non-qualified stock options may be granted at an exercise price established by the Board of Directors which may not be less than 85% of fair market value of the shares on the date of grant. Incentive stock options granted under the 1993 Plan must expire no more than ten years from the date of grant (and no more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of GreenMan).

      As of September 30, 2000, there were 2,002,000 options granted and outstanding under the 1993 Stock Option Plan of which 508,400 options were exercisable at prices ranging from $0.38 to $5.65.

Non-Employee Director Stock Option Plan

      On January 24, 1996, the Board of Directors adopted the 1996 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") and the stockholders approved it on June 7, 1996. The purpose of the Non-Employee Director Plan is to promote the interests of GreenMan by providing an inducement to obtain and retain the services of qualified persons who are not officers or employees to serve as members of the Board of Directors. The Board of Directors has reserved 60,000 shares of Common Stock for issuance under Non-Employee Director Plan and as of September 30, 2000, options to purchase 20,000 shares of Common Stock have been granted.

      Each person who was a member of the Board of Directors on January 24, 1996, and was not an officer or employee, was automatically granted an option to purchase 2,000 shares of Common Stock. In addition, after an individual's initial election to the Board of Directors, any director who is not an officer or employee and who continues to serve as a director will automatically be granted on the date of the Annual Meeting of Stockholders an additional option to purchase 2,000 shares of Common Stock. The exercise price per share of options granted under the Non-Employee Director Plan is 100% of the fair-market value of the Common Stock on the business day immediately prior to the date of the grant and is immediately exercisable for a period of ten years from the date of the grant.

Employee Benefit Plan

      Effective August 1999, GreenMan has implemented a Section 401(k) plan for all eligible employees. Employees are permitted to make elective deferrals of up to 15% of employee compensation and employee contributions to the 401(k) plan are fully vested at all times. GreenMan may make discretionary contributions to the 401(k) plan which become vested over a period of five years. There were no GreenMan contributions to the 401(k) during the fiscal years ended September 30, 2000 and 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires GreenMan's directors and officers, and persons who own more than 10% of a registered class of GreenMan's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish GreenMan with copies of all Section 16(a) forms they file.

      Based solely on the management's review of the copies of such forms received by it or written representations from certain reporting persons, management believes that all of the filing requirements applicable to its directors, executive officers and greater-than-10% beneficial owners have been met.

                                 PROPOSAL NO. 2

              AMENDMENT TO GREENMAN'S CERTIFICATE OF INCORPORATION
          TO CHANGE GREENMAN'S NAME TO RESOURCE MANAGEMENT CORPORATION

      The Board of Directors has voted to recommend to the stockholders that we amend (the "Amendment") our Amended Certificate of Incorporation (the "Amended Certificate of Incorporation") to change GreenMan's name to Resource Management Corporation, at such time as the Board of Directors may elect to do so. The purpose of the proposed name change is to reflect the changes in business focus of GreenMan that have occurred during the past several years. The Board of Directors believes the existing name was too limiting and that the proposed name is more descriptive of GreenMan's business. The proposed Amendment requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting.

      A form of the Amendment to GreenMan's Amended Certificate of Incorporation reflecting the name change is annexed to this Proxy Statement as Exhibit 2.

      The change in corporate name will not affect the status of GreenMan or the rights of any stockholder in any respect, or the validity or transferability of stock certificates presently outstanding. If Proposal No. 2 is approved by the stockholders, the stockholders will be requested to submit their share certificates to GreenMan's transfer agent for exchange. Following the adoption of Proposal No. 2 and the filing of the Amendment with the Secretary of State of Delaware changing the name of GreenMan, all new share certificates issued by GreenMan will be printed with GreenMan's new name.

THE BOARD OF DIRECTORS BELIEVES THE ADOPTION OF THE PROPOSED AMENDMENT IS ADVISABLE AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT.

                                 PROPOSAL NO. 3

                    PROPOSAL TO INCREASE THE NUMBER OF SHARES
                          RESERVED UNDER THE 1993 PLAN

      The 1993 Plan was adopted by the GreenMan's Board of Directors and approved by it's stockholders on June 10, 1993. A maximum of 82,000 shares of Common Stock were originally reserved for issuance under the 1993 Plan. In June 1996, GreenMan's stockholders approved an increase to the number of shares authorized under the Plan to 200,000. In March 1999, GreenMan's stockholders approved an increase to the number of shares authorized under the 1993 Plan to 2,000,000. On January 15, 2001, the Board of Directors approved an increase to the number of shares authorized under the 1993 Plan to 3,000,000 shares, subject to stockholder approval.

      Since June 1993, when the 1993 Plan was originally approved, the number of employees has increased from approximately 60 to over 100 persons as GreenMan now operates multiple locations. GreenMan's management relies on stock options as an essential part of the compensation packages necessary for GreenMan to attract and retain experienced officers and employees. The Board of Directors believes that the proposed increase in the number of shares available under the 1993 Plan is essential to permit management to continue to provide long-term, equity based incentives to present and future employees.

      During the fiscal year ended September 30, 2000, GreenMan granted 317,000 options under the 1993 Plan with fair market value exercise prices. GreenMan granted 870,000 options under the 1993 Plan with fair market value exercise prices during the fiscal year ended September 30, 1999.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S 1993 PLAN TO INCREASE FROM 2,000,000 TO 3,000,000 THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 1993 PLAN.

Description of the 1993 Plan

      Purpose. The purpose of the 1993 Plan is to provide incentives to officers and other employees of GreenMan by providing them with opportunities to purchase stock of the Company.

      Shares Subject to the 1993 Plan. As of January 31, 2001, the aggregate market value of shares of Common Stock issuable pursuant to outstanding options under the 1993 Plan was $1,116,000 based upon the closing bid price as listed by OTC Bulletin Board at the close of business on that date.

      Eligibility. Under the 1993 Plan, employees (including officers) of GreenMan may be awarded incentive stock options ("ISO" or "ISOs"), as defined in
Section 422(b) of the Code, and directors, employees (including officers) and consultants of GreenMan may be granted options which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"). ISOs and Non-Qualified Options are sometimes collectively referred to as "Options."

      Administration. The 1993 Plan is administered by GreenMan's Board of Directors. Subject to the terms of the 1993 Plan, the Board has the authority to determine the persons to whom Options are granted, the number of shares covered by each Option, the exercise price per share and other terms and provisions governing the Options.

      Option Price and Duration. The exercise price per share of Non-Qualified Options granted under the 1993 Plan cannot be less than eighty-five percent (85%) of the fair-market value of the stock subject to the option on the date the option is granted. The exercise price per share of ISOs cannot be less than the fair-market value of the Common

Stock on the date of grant (or, in the case of ISOs granted to employees holding more than 10% of the voting stock of GreenMan, one hundred ten percent (110%) of the fair-market value of the Common Stock on the date of grant). The 1993 Plan provides that each option shall expire on the date specified by the Committee, but not more than ten years from its date of grant and five years in the case of ISOs granted to an employee or officer holding more than ten percent (10%) of the voting stock of the Company.

      Exercise of Options. Each Option granted under the 1993 Plan may either be fully exercisable at the time of grant or may become exercisable in such installments as the Board may specify. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The Board has the right to accelerate the date of exercise of any installment of any option (subject to the $100,000-per-year limitation on the fair-market value of stock subject to ISOs granted to any employee which become exercisable in any calendar year).

      Payment of Stock. Payment of the exercise price of an option granted under the 1993 Plan may be made (i) in cash; (ii) by tendering Common Stock of GreenMan; (iii) according to a deferred payment arrangement; or (iv) in any other form of legal consideration as provided by the terms of the option agreement. The 1993 Plan contains terms providing for the exercise of options by or on behalf of former and deceased employees, respectively, as described below.

      Non-Assignability of Option. Only the optionee may exercise an option; no assignment or transfers are permitted except by will or by the laws of descent and distribution.

      Termination of Option Rights. If an ISO optionee ceases to be employed GreenMan other than by reason of death or disability, no further installments of his or her ISOs will become exercisable, and the ISOs shall terminate after the passage of 30 days from the date of termination of employment. If an optionee is disabled, any ISO held by the optionee may be exercised, to the extent exercisable on the date of disability, by the optionee at any time within one year from the date of the optionee's disability. If an optionee dies, any ISO held by the optionee may be exercised, to the extent exercisable on the date of death, by the optionee at any time within 18 months following death of the optionee by the optionee's estate or by persons to whom the optionee's rights under such option pass by will or by the laws of descent and distribution. Non-Qualified Options are subject to such termination and cancellation provisions as may be determined by the Committee.

      Changes in Capitalization and Other Matters. Option holders are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transaction. The Board of Directors may from time to time adopt amendments to the 1993 Plan, certain of which are subject to stockholder approval, and may terminate the 1993 Plan, at any time (although such action shall not affect options previously granted). Any shares subject to an option granted under the 1993 Plan, which for any reason expire or terminate unexercised, may again be available for future option grants. Unless terminated sooner, the 1993 Plan will terminate on June 10, 2003, and options may be granted under the 1993 Plan at any time prior to this date.

Federal Tax Considerations

      The following general rules are applicable under current federal income tax law to ISOs under the 1993 Plan:

      1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no tax deduction is allowed to the Company upon either grant or exercise of an ISO.

      2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or
            (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

      3. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite holding periods (a "Disqualifying Disposition"), then in most cases the lesser or (i) any excess of the fair-market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

      4. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, GreenMan generally should be entitled to a corresponding deduction for income tax purposes.

      5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and
            (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

      6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

      7. An optionee may be entitled to exercise an ISO by delivering shares of GreenMan's Common Stock in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such a manner, special rules will apply.

      8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a rate of 26% or 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax.

      9. The following general rules are applicable under current federal income tax law to Non-Qualified Options under the 1993 Plan:

            1. The optionee generally does not realize any taxable income upon the grant of an option, and GreenMan is not allowed a business expense deduction by reason of such grant.

            2. The optionee generally will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair-market value of the shares on the date of exercise over the exercise price.

            3. When the optionee sells the shares, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

            4. GreenMan generally should be entitled to a tax deduction when compensation income is recognized by the optionee.

            5. An optionee may be entitled to exercise a non-qualified option by delivering shares of the GreenMan's Common Stock in payment of the exercise price. If an optionee exercises a non-qualified option in such fashion, special rules will apply.

                                 PROPOSAL NO. 4

                      RATIFICATION OF SELECTION OF AUDITORS

      The Board of Directors has selected the firm of Wolf & Company, P.C., independent certified public accountants, to serve as auditors for the fiscal year ending September 30, 2001. Wolf & Company, P.C. has acted as GreenMan's independent auditor since GreenMan's inception.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF WOLF & COMPANY, P.C. AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2001.

TRANSACTION OF OTHER BUSINESS

      The Board of Directors of GreenMan knows of no other matters which may be brought before the Meeting. If any other matters properly come before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

ADVANCE NOTICE PROCEDURES

      Under GreenMan's By-laws, nominations for a director may be made only by the Board of Directors, a committee appointed by the Board of Directors, or by a stockholder of record entitled to vote on the election of directors, who is also a stockholder at the record date of the meeting and also on the date of the meeting at which directors are to be elected, who has delivered notice to the principal executive offices of GreenMan (containing certain information specified in the By-laws) (i) not less than 60 days nor more than 90 days prior to the anniversary date of the preceding year's annual meeting, or (ii) if the meeting is called for a date not within thirty days before or after such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier.

      The By-laws also provide that no business may be brought before an annual meeting of stockholders except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors, the presiding officer or by a stockholder who shall have been a stockholder of record on the record date for such meeting and who shall continue to be entitled to vote thereafter, who has delivered notice to the principal executive offices of GreenMan (containing certain information specified in the By-laws) (i) not less than 60 days nor more than 90 days prior to the anniversary date of the preceding year's annual meeting, or (ii) for a special meeting or an annual meeting called for a date not within thirty days before or after such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier.

      These requirements are separate and apart from and in addition to the requirements that a stockholder must meet in order to have a stockholder proposal included in GreenMan's Proxy Statement under Rule 14a-8 of the Exchange Act. A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Corporate Secretary, GreenMan Technologies, Inc., 7 Kimball Lane, Building A, Lynnfield, MA 01940.

STOCKHOLDER PROPOSALS

      Proposals of stockholders intended for inclusion in the proxy statement to be mailed to all stockholders entitled to vote at the next annual meeting of stockholders of GreenMan must be received at GreenMan's principal executive offices not later than November 4, 2001. In order to curtail controversy as to the date on which a proposal was received by GreenMan, it is suggested that proponents submit their proposals by Certified Mail Return Receipt Requested.

EXPENSES AND SOLICITATION

      The cost of solicitation by proxies will be borne by GreenMan, and in addition to directly soliciting stockholders by mail, GreenMan may request banks and brokers to solicit their customers who have stock of GreenMan registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of GreenMan may be made of some stockholders in person or by mail or telephone.

                                                                       EXHIBIT 1

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                         OF GREENMAN TECHNOLOGIES, INC.
                                     CHARTER

I.    PURPOSE

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

      o Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.
      o Review and appraise the audit efforts of the Corporation's independent.
      o Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

      The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.   COMPOSITION

      The Audit Committee shall be comprised of two or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. For the purposes of this Charter, the term "independent director" shall mean a person other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship which, in the opinion of the Corporation's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.  MEETINGS

      The Committee shall meet periodically during each fiscal year as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporations financials consistent with IV.4. below).

IV.   RESPONSIBILITIES AND DUTIES

      To fulfill its responsibilities and duties the Audit Committee shall:

   DOCUMENTS/REPORTS REVIEW

      1. Review and update this Charter periodically, at least annually, as conditions dictate.
      2. Review the Corporation's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.
      3. Review the regular internal reports to management and management's response.
      4. Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

  INDEPENDENT ACCOUNTANTS

      5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.
      6. Receive from the independent accountants a formal written statement delineating all relationships between the independent accountants and the Corporation, consistent with Independence Standards Board Standard 1; actively engage in a dialogue with the independent accountants concerning any disclosed relationships or services that may impact their objectivity and independence; and taking, or recommending that the Corporation's Board of Directors take, appropriate action to oversee the independence of the independent accountants.
      7. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.
      8. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

  FINANCIAL REPORTING PROCESSES

      9. In consultation with the independent accountants and review the integrity of the organization's financial reporting processes, both internal and external.
      10. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.
      11. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

  PROCESS IMPROVEMENT

      12. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.
      13. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.
      14. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.
      15. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate of time subsequent to implementation of changes or improvements, as decided by the Committee.

  ETHICAL AND LEGAL COMPLIANCE

      16. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.
      17. Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.
      18. Review activities, organizational structure, and qualifications of the internal audit department.

      19. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.
      20. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.
      21. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                                                       EXHIBIT 2

              TEXT OF PROPOSED AMENDMENT - CHANGE OF CORPORATE NAME

RESOLVED: That the Amended Certificate of Incorporation of GreenMan be amended to read as follows:

          "The name of the corporation is Resource Management Corporation".

          In addition, all other references to our corporate name in our Amended Certificate of Incorporation would be changed to "Resource Management Corporation".